Exhibit 10.13.5

ITC^DELTACOM, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT

ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Holder, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan (the “Plan”).

Grant Date:                         , 20

Name of Holder:

Holder’s Social Security Number:             -            -

Number of Stock Units Covered by Grant:

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is available for your review upon request to Human Resources. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Holder:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

ITC^DELTACOM, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT

Stock Unit Transferability

This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (the “Stock Units”). Except as provided in the next paragraph with regard to your vested Stock Units, your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

You may transfer your vested Stock Units, to the extent permitted by the Company’s compensation committee and under such terms and conditions as may be imposed by the compensation committee, to:

•        any Immediate Family Member;

•        any trust in which Immediate Family Members have more than 50% of the beneficial interest;

•        any foundation in which Immediate Family Members (or you) control the management of the assets; or

•        any other entity in which Immediate Family Members (or you) own more than 50% of the voting interests.

There may be no consideration for any such transfer of vested Stock Units and no subsequent transfers of transferred vested Stock Units or transfers of an interest in a trust, foundation or other entity to which the vested Stock Units been transferred, except those transfers effectuated in accordance with the foregoing requirements or by will or the laws of descent and distribution.

Definitions

Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. The following additional terms have the meanings provided below:

“Service” means service by you as an employee, officer, director or consultant to the Company or an Affiliate. A change in your position or duties will not result in interrupted or terminated Service so long as you continue to be an employee, officer, director or consultant of the Company or an Affiliate.

“Cause” means, as determined by the Board and unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate, (i) your gross negligence or willful misconduct in connection with the performance of your duties, (ii) your conviction of a criminal offense (other than minor traffic offenses) or (iii) your material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreement between you and the Company or an Affiliate.

Vesting

                     of the total number of Stock Units under this Stock Unit grant will become vested on the              anniversary of the Grant Date, provided you then continue in Service. The remaining                      of the total number of Stock Units under this Stock Unit grant will become vested on the              anniversary of the Grant Date, provided you then continue in Service. One hundred percent (100%) of the total number of Stock Units under this Stock Unit grant will become vested upon your termination of Service due to your death or Disability.

The resulting aggregate number of vested Stock Units will be rounded down to the nearest whole number of Stock Units. You may not vest in more than the number of Stock Units covered by this grant.

Except as may be provided in an applicable employment agreement between you and the Company or an Affiliate, no additional Stock Units will vest after your Service has terminated for any reason.

Delivery of Stock Pursuant to Vested Units	A certificate for all of the shares of Stock represented by the vested Stock Units (which shares of Stock will be rounded down to the nearest number of whole shares) will be delivered to you on the third anniversary of the Grant Date; provided, that, if the third anniversary of the Grant Date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, delivery of such vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window, but in no event beyond the end of the year in which the third anniversary of the Grant Date occurs.

In the event that your Service terminates for any reason other than for Cause prior to the third anniversary of the Grant Date, shares of Stock corresponding to the vested portion of your Stock Units will be delivered to you immediately following your termination of Service, provided however, that if (A) on the date of termination of your Service, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (B) you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, delivery of the Shares will be made on the earliest of (1) the date which is six (6) months and one (1) day after your termination date, (2) the date of your death or (3) such other date as will cause such payment not to be subject to the interest and additional tax provisions of Section 409A of the Code.

Forfeiture of Unvested Units	In the event that your Service terminates for any reason other than because of your death or Disability, unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate, you will forfeit all of the Stock Units that have not yet vested.

Termination for Cause	If your Service is terminated for Cause, you will forfeit all Stock Units, whether or not vested. In addition, if your Service is terminated for Cause you will be required to forfeit to the Company an amount equal to the aggregate gain that you recognized pursuant to the vesting or exercise of Incentive Awards during the twelve (12) month period preceding your termination of Service (the “Look-back Period”). For this purpose the aggregate gain recognized by you is equal to the sum of: (i) the aggregate spread value of all Options exercised by you (including Options exercised by a Family member or Family Trust) during the Look-back Period, where the spread value is the difference between the fair market value of the Stock on the date of the Option exercise and the Option exercise price; (ii) the aggregate value of all shares of Restricted Stock owned by you that vested during the Look-back Period, less the purchase price, if any, for the Restricted Stock; and (iii) the aggregate value of all shares of Stock delivered to you pursuant to Restricted Units during the Look-back Period. Any amount required to be paid by you to the Company pursuant to this paragraph will be reduced by any amount repaid by you to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) cause an immediate forfeiture of shares of Stock subject to the Restricted Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

In the event of a Corporate Transaction, if the Company or its Successor agrees in writing in connection with the Corporate Transaction to assume the Stock Units covered by this Grant or to substitute new stock units covering the capital stock of a Successor for the Stock Units covered by this grant with appropriate equitable adjustments in the number of shares, the Stock Units covered by this grant will continue on such adjusted basis and the vesting of the Stock Units covered by this grant will not be accelerated. If the

Stock Units covered by this grant are not assumed or substituted for in connection with the
Corporate Transaction in accordance with the preceding sentence, the Stock Units covered by this grant will be deemed to be fully vested immediately prior to the consummation of the Corporate Transaction and the holder of the Stock Units covered by this grant will be delivered a certificate for the shares of Stock subject to this grant (excluding any shares that have previously been delivered to the holder) immediately prior to the consummation of the
Corporate Transaction.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Human Resources Department to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.